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                                                                    EXHIBIT 5.1


                               November 13, 1998


Vision Twenty-One, Inc.
7360 Bryan Dairy Road
Largo, Florida 33777


     Re: Registration Statement on Form S-8 for the Vision Twenty-One, Inc.
         Employee Stock Purchase Plan

Sir or Madam:

      We have acted as counsel to Vision Twenty-One, Inc. (the "Company") in connection with the preparation and filing of its Registration Statement on Form S-8 with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, for the registration of an aggregate of 200,000 shares of the common stock of the Company, par value $.001 per share (the "Shares"), to be offered to eligible employees pursuant to the terms of the Vision Twenty-One, Inc. Employee Stock Purchase Plan (the "Plan").

      In connection with the following opinion, we have examined and have relied upon such documents, records, certificates, statements and instruments as we have deemed necessary and appropriate to render the opinion herein set forth.

      Based upon the foregoing, it is our opinion that the Shares, when issued and sold pursuant to elections made by eligible employees participating in the Plan in a manner consistent with the terms of the Plan, will be legally issued, fully paid and nonassessable.

      The undersigned hereby consents to the filing this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 and to the use of its name in the Registration Statement.

                                          Very truly yours,


                                          /s/ SHUMAKER, LOOP & KENDRICK, LLP
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                                              SHUMAKER, LOOP & KENDRICK, LLP